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                                                                    EXHIBIT 99.4

             AGREEMENT FOR THE TERMINATION OF THE ESCROW AGREEMENT
                       AND FOR OPERATION OF THE ACCOUNT



          This agreement is made this 6th day of August, 2001, by and between Brian Firestone (the "Executive"), eMachines, Inc. (the "Company") and California Bank & Trust ("Escrow Holder"), with regard to the following matters (the "Termination Agreement").

                                   Recitals

          WHEREAS, The amount of $1,000,000 (such amount, together with all accrued interest thereon, being the "Escrowed Funds") was placed in an escrow account with the Escrow Holder (the "Account") pursuant to that certain escrow agreement dated June 15, 2001, by and between the Executive, the Company, and the Escrow Holder (the "Escrow Agreement");

          WHEREAS, The Company and the Executive now desire to open a substitute escrow account at First Republic Bank; and

          WHEREAS, The Company and the Executive desire to terminate the Escrow Agreement and to maintain the Account for the sole benefit of the Company, free of any limitation previously imposed under the Escrow Agreement, such that the Company will have the sole right to the Escrowed Funds;

          The Company, the Executive, and the Escrow Holder agree as follows:

          1.  Termination of the Escrow Agreement.  The Company, the Executive,
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and the Escrow Holder hereby agree to terminate the Escrow Agreement effective as of the date hereof.

          2.  Operation of the Account.  The Company, the Exective, and the
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Escrow Holder hereby agree that as of and after the date hereof the Account shall be operated free of any and all limitations imposed under the Escrow Agreement and any other related agreements, with the result that the Account will be maintained for the sole benefit of the Company and the Company will have the sole right to the Escrowed Funds, and any rights under the Escrow Agreement formerly held by the Executive in the Account and the Escrowed Funds shall terminate upon execution of this Termination Agreement.

          3.  Indemnity.  The Company, irrevocably and unconditionally, agrees
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to reimburse and indemnify the Escrow Holder and its shareholders or partners, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Indemnified Parties"), for, and to hold them harmless against any claim, damage, loss, liability or expense of any kind or nature whatsoever whether arising at law or in equity, known or unknown or direct or indirect, including, but not limited to, reasonable attorneys' fees, incurred without willful misconduct or gross negligence on the part of the
Escrow Holder or any of the Indemnified Parties, arising out of or in connection with the Escrow Holder's compliance with this Termination Agreement.
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          4.  Effect of Termination.  The Executive acknowledges and agrees that
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the termination of the Escrow Agreement and any release of the Escrowed Funds to the Company shall not constitute a breach or default under that Employment Agreement, dated April 1, 2001, between the Company and the Executive.

          5.  Counterparts.  This Termination Agreement may be signed in several
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counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

          6.  Governing Law.  These Instructions shall be governed by and
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construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.


                              /s/ Brian Firestone
                              --------------------------------------------
                              Brian Firestone

                              eMACHINES, INC.

                              By: /s/ Wayne Inouye
                                  ----------------------------------------

                              Name: Wayne Inouye

                              Title: President and Chief Executive Officer

                              CALIFORNIA BANK & TRUST

                              By: /s/ Susie J. Oh
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                              Name:  Susie J. Oh
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                              Title:  Branch Manager
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